Exhibit 10.4

NAME	June , 2012
Address Line 1
Address Line 2

Dear NAME:

Pursuant to the terms and conditions of the Company’s 2010 Long Term Incentive Plan (the “Plan”) and the attached Award Agreement (within the meaning of the Plan), you have been granted a Performance Award over a number of performance units (“PUs”) with a target value as outlined below (the “Target Value”). Capitalized terms that are not defined in this Notice of Grant are references to defined terms in the Plan or the Award Agreement to which this Notice of Grant is attached. This document is the “Notice of Grant” referred to in the Award Agreement.

Granted To:	<NAME>
Grant Date:	June , 2012
Performance Vesting Period:	January 1, 2012 ending December 31, 2014
Service Vesting Period:	June , 2012 ending June , 2015
Target Value:	<$$>

Subject to the terms of the Plan, the Award Agreement and this Notice of Grant, your satisfying the Service Vesting Period requirements set forth below and depending on the Company’s achievement of the Performance Goals specified below during the period beginning January 1, 2012 and ending December 31, 2014 (the “Performance Vesting Period”), you will be entitled to a cash payment equal to the value of the PUs, if any, based on a percentage of the Target Value as determined below, with the maximum payment equal to 200% of the Target Value. The value of the PUs to be paid under this Award, if any, shall be based upon the Company’s achievement of the following performance criteria (the “Performance Goals”) as certified by the Committee: (i) the Company’s earnings per share (“EPS”) growth on both an absolute basis and relative to the EPS growth of the companies (the “Peer Group”) listed on Schedule A attached hereto (“EPS Goal”); and (ii) the Company’s return on tangible equity (“ROTE”) on both an absolute basis and relative to the ROTE of the Peer Group (“ROTE Goal”) in accordance with the matrices set forth on the Schedule A attached hereto. Each of the EPS Goal and the ROTE Goal shall be weighted 50% in determining payout of the Award. In order to be eligible to receive the cash payment determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the third anniversary of the Grant Date set forth above (the “Service Vesting Period”) except as otherwise provided for in the Performance Unit Award Agreement.

By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this Notice of Grant.

Please sign one copy of this document and return it to Executive Compensation, Regions Center, 16th Floor in the enclosed pre-addressed interoffice envelope.

Signed:                                                                                                                                   Date:

PERSONAL & CONFIDENTIAL

PERFORMANCE UNIT AWARD AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION

2010 LONG TERM INCENTIVE PLAN

You have been granted a Performance Award in the form of performance units (“PUs”) payable in cash (the “Award”) under the Regions Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Award. Capitalized terms that are not defined in this Award Agreement are references to defined terms in the Plan. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently accessible by logging in to your account at Solium Shareworks, the online equity compensation management system for Regions Financial Corporation (“Regions”). If you do not have access to a personal computer and would like copies of the documents, please contact Executive Compensation at (205) 264-7341. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests and the vesting conditions for your Award are set forth in the enclosed grant notice (“Notice of Grant”). The number of PUs referenced in the Notice of Grant is the target number of PUs subject to this grant. The value of the PUs that become payable under this Award, if any, is contingent upon the extent to which the performance goals specified in the Notice of Grant (the “Performance Goals”) are determined to be achieved. Except as otherwise specified herein, at the end of the performance period (including any service-based vesting period) specified in the Notice of Grant (the “Performance Period”), the Committee shall certify the level of achievement of the Performance Goals and shall determine the value of the PUs, if any, payable to you under this Award. In order to receive a payout of your PUs, you must still be employed by Regions or one of its Subsidiaries through the end of the Performance Period under this Award is made (except as provided below). On such date, you will receive a cash payment equal to the aggregate value of your PUs.

If, prior to payment of the PUs under this Award, any of the following events occurs, this Award will be treated as described below:

•

Your employment terminates due to your death, then as soon as practicable following your death, the Performance Period will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations, and the PUs will vest based on target achievement of the Performance Goals and cash equal to the Target Value (as defined in the Notice of Grant) will be paid to your estate.

•

Your employment terminates due to your Disability, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the cash payment under the PUs, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date.

In the event your employment terminates due to your Disability and your death occurs prior to the end of the Performance Period, then as soon as practicable following your death, the Performance Period will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations and cash equal to the Target Value (as defined in the Notice of Grant) will be paid to your estate.

•

If, prior to payment of this Award and any time on or after November 30th of the year during which the Award is granted, you terminate your employment due to retirement (on or after age 65 or on or after you attain age 55 with 10 years of service), then the Award will continue to vest in accordance with its terms and you will be entitled to receive the cash payment under the PUs, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date[, which amount shall be pro-rated for the portion of the Performance Period between the Grant Date and the date your employment terminated].

•

If, prior to payment of this Award the Company terminates your employment without Cause, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the cash payment under the PUs, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date, which amount shall be pro-rated for the portion of the Performance Period between the Grant Date and the date your employment terminated.

•

Notwithstanding anything in the Plan to the contrary, in the event a Change in Control occurs then, upon the Change in Control, the value of the PUs under the Award will be locked in at the Target Value and shall vest and become payable in accordance with the service-based vesting conditions set forth in the Notice of Grant, provided you are still employed by the Company as of such payment date. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, such PUs shall immediately vest and become payable.

If your employment with Regions terminates during the Performance Period for any reason other than those listed above ), your Award will be forfeited as of your termination date.

Any amounts paid or payable under this Award shall be subject to claw-back and/or forfeiture in accordance with the terms of Applicable Law or Company policy, as in effect from time to time.

By signing the enclosed Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement and the Plan and you further acknowledge and agree as follows: (1) That this Award Agreement and the Plan set forth the entire agreement of Regions and you relating to the subject matter of this document and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and is agreed to in writing signed by an officer of Regions actually authorized to do so, and (4) that this Award Agreement is binding on Regions’ successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a way that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or employee of Regions for any forfeiture of the Award that results from such action or omission.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:

Name:

Title: